Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-109390 pertaining to the BakBone Software Incorporated 2002 Stock Option Plan and the BakBone Software Incorporated 2003 Stock Option Plan of our reports dated February 2, 2009, with respect to the consolidated financial statements and lack of effectiveness of internal control over financial reporting of BakBone Software Incorporated included in this Annual Report (Form 10-K) for the years ended March 31, 2007 and 2008.

/s/    MAYER HOFFMAN MCCANN P.C.

San Diego, California

February 2, 2009